EXHIBIT 99.1

ESSEX PROPERTY TRUST ANNOUNCES EXPIRATION AND FINAL RESULTS FOR EXCHANGE OFFERS AND CONSENT SOLICITATIONS RELATING TO SENIOR NOTES PREVIOUSLY ISSUED BY BRE PROPERTIES, INC.

Palo Alto, California—April 2, 2014—Essex Property Trust, Inc. (NYSE: ESS), a Maryland corporation (“Essex”), today announced the expiration of and final results for the previously announced exchange offers by its operating partnership, Essex Portfolio, L.P., a California limited partnership (“EPLP”), to exchange any and all of the 5.500% Senior Notes due 2017 (CUSIP No. 05564E BK1) (the “Existing 2017 Notes”), 5.200% Senior Notes due 2021 (CUSIP No. 05564E BL9) (the “Existing 2021 Notes”) and 3.375% Senior Notes due 2023 (CUSIP No. 05564E BM7) (the “Existing 2023 Notes” and, collectively with the Existing 2017 Notes and the Existing 2021 Notes, the “Existing Notes”) issued by BRE Properties, Inc., a Maryland corporation (“BRE”), which in accordance with the merger agreement, dated December 19, 2013, between Essex and BRE, was merged into a wholly owned subsidiary of Essex on April 1, 2014 (the “BRE Merger”), for EPLP’s new 5.500% Senior Notes due 2017 (the “New 2017 Notes”), 5.200% Senior Notes due 2021 (the “New 2021 Notes”) and 3.375% Senior Notes due 2023 (the “New 2023 Notes” and, collectively with the New 2017 Notes and the New 2021 Notes, the “New Notes”), respectively, each guaranteed by Essex and each with registration rights (collectively, the “Exchange Offers”).  EPLP has been advised by D.F. King & Co., Inc., the exchange agent for the Exchange Offers, that holders of:

•	$274,188,000, or approximately 91.40% of the principal amount of the Existing 2017 Notes;
•	$282,577,000, or approximately 94.19% of the principal amount of the Existing 2021 Notes; and
•	$286,458,000, or approximately 95.49% of the principal amount of the Existing 2023 Notes,

had validly tendered and not validly withdrawn their Existing Notes as of the expiration date of 11:59 p.m., New York City time, on April 1, 2014 (the “Expiration Date”). The settlement date for the Exchange Offers is expected to occur on April 4, 2014.

Based on the results announced above, EPLP, on behalf of BRE, received and accepted the requisite consents from the holders of the Existing Notes and amended the indenture governing the Existing Notes to eliminate substantially all of the restrictive and affirmative covenants, eliminate an event of default provision, and modify certain other provisions. Such amendments became effective on April 1, 2014.

The following table sets forth the exchange consideration, the early participation premium and the total exchange consideration for each series of Existing Notes:

		Aggregate Principal	Exchange Consideration (1)	Early Participation Premium (1)		Total Exchange Consideration (1)(2)
Title of Security	CUSIP No.	Amount Outstanding	Notes	Notes	Cash	Notes	Cash
5.500% Senior Notes due 2017	05564E BK 1	$300,000,000	$970	$30	$2.50	$1,000	$2.50

5.200% Senior Notes due 2021	05564E BL 9	$300,000,000	$970	$30	$2.50	$1,000	$2.50

3.375% Senior Notes due 2023	05564E BM 7	$300,000,000	$970	$30	$2.50	$1,000	$2.50

(1)
For each $1,000 principal amount of Existing 2017 Notes, Existing 2021 Notes and Existing 2023 Notes, as the case may be, in each case, subject to rounding down to $2,000 or the nearest integral multiple of $1,000 in excess thereof.

(2)	Includes the early participation premium.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Eligible holders whose Existing Notes were validly tendered at or prior to the early participation and consent date of 5:00 p.m., New York City time, on March 18, 2014 (the “Early Participation and Consent Date”) and accepted for purchase will receive the total exchange consideration. Eligible holders whose Existing Notes were validly tendered at or prior to the Expiration Date but after the Early Participation and Consent Date and accepted for purchase will receive the exchange consideration, which, in the case of each series is equal to the total exchange consideration minus the early participation premium.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is neither an offer to sell, nor the solicitation of an offer to buy, nor a solicitation of consents with respect to any securities, nor shall there be any sale of the New Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The New Notes were offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act in reliance on the exemption provided by Section 4(a)(2) of the Securities Act or outside the United States to institutions other than “U.S. persons” pursuant to Regulation S under the Securities Act (collectively, “eligible holders”).

About Essex Property Trust, Inc.

Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. As of April 1, 2014, after giving effect to the BRE merger, Essex has ownership interests in 233 multifamily properties with an additional 15 properties in various stages of development. Additional information about Essex can be found on the Company's web site at www.essexpropertytrust.com.

Contact Information
Barb Pak
Director of Investor Relations
(650) 494-3700
bpak@essexpropertytrust.com